UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2013 rue21, inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-34536	25-1311645
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Commonwealth Drive Warrendale, Pennsylvania	15086
(Address of principal executive offices)	(Zip Code)

(724) 776-9780

(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

rue21, inc. (“rue21” or the “Company”) is disclosing the following information, which has not been previously reported and may be provided to prospective lenders in connection with the financing of the transactions contemplated by the previously announced merger agreement, dated as of May 23, 2013, by and among the Company, Rhodes Holdco, Inc., and Rhodes Merger Sub, Inc., a wholly-owned subsidiary of Rhodes Holdco, Inc. Rhodes Holdco, Inc. and Rhodes Merger Sub, Inc. are beneficially owned by affiliates of funds advised by Apax Partners, L.P.

The soft sales patterns seen in the second quarter continued into fiscal August 2013, defined as the four week period ended August 31, 2013. During that period the Company took a strategic approach to managing merchandise margin and inventory levels and maintained a normal promotional cadence. Accordingly, while fiscal August same store sales were down 7.6% (total sales were up 4.2%) from the comparable four week period(1) a year ago, merchandise margin improved 200 basis points and gross margin (excluding any impact from our eCommerce initiative) improved 40 basis points. At fiscal August month end, inventory levels, including inventory on-order, were up by only mid single digits even though our store square footage increased 16% compared to the comparable period in 2012 due to our larger store base. Administrative expense for fiscal August 2013, excluding stock compensation costs and expenses related to the merger, decreased 4% as compared to the comparable period in fiscal 2012. Store expenses increased 13% on a larger store base of 125 more stores.

While we expect for conditions to improve for the teen retail sector into the holiday season, we are prepared to manage the business for a prolonged period of top line weakness, if necessary. Our new stores have typically delivered ROI (cash on cash payback period) of less than 1 year and our most recent stores opened for at least 12 months as of the first half of 2013 have been consistent delivering ROI rates in excess of 100%. We therefore expect much of any continued comparable store sales weakness to be offset by the cash flows and four wall profits of our new store openings. Our eCommerce site will go live by the fourth quarter of 2013 in time for the critical holiday selling season. We look forward to incremental revenue as we connect with store and web customers to provide a complete omni-channel sales experience. Further, we have identified approximately $3 million in pro forma annualized expense reductions that we intend to implement during the third quarter of fiscal 2013 resulting from operational efficiencies and as part of our ongoing cost containment strategy.

(1)	The Company uses a retail industry standard 52/53 week fiscal year accounting calendar and is in the midst of a fiscal year following a 53 week fiscal year. Accordingly, we are measuring our business performance and trends using a one-week shifted prior year calendar for comparison purposes. The shifted prior year calendar does not align with our prior year fiscal accounting periods.

The financial data presented above is preliminary, based upon our estimates, and are subject to revision based upon our financial closing procedures and the completion of our financial statement. Our actual results may be materially different from our estimates. In addition, these estimated results are not necessarily indicative of our results for the third quarter, the full fiscal year or any future period. The preliminary financial data included above has been prepared by, and is the responsibility of, management. Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Item 8.01	Other Events

The disclosure contained in Item 7.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

rue21, inc.

By:	/s/ Stacy Siegal
Stacy Siegal
Senior Vice President and Chief Administrative Officer

September 12, 2013